Exhibit 10.33

LEAP THERAPEUTICS, INC.

AMENDMENT NO. 1

TO THE

2022 EQUITY INCENTIVE PLAN

This AMENDMENT No. 1 (this “Amendment”) to the Leap Therapeutics, Inc. 2022 Equity Incentive Plan (the “Plan”) was adopted on Apri 13, 2023 by the Board of Directors (the “Board”) of Leap Therapeutics, Inc. (the “Company”) by unanimous written consent in lieu of a special meeting, subject to the approval of the Company’s stockholders.

WHEREAS, the Company maintains the Plan to provide incentives that will attract, retain and motivate highly competent officers, directors, employees, consultants and advisors to promote the success of the Company’s business and align employees’ interests with stockholders’ interests; and

WHEREAS, pursuant to Section 16 of the Plan, the Board may make such modifications of the Plan as it should deem advisable, provided that no increase in the number of shares of stock which may be issued under the Plan may be made without stockholder approval; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Plan to increase the available shares thereunder by 22,500,000, subject to stockholder approval of this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.1(a) of the Plan hereby is amended and restated in its entirety, effective as of the date on which the stockholders of the Company approve this Amendment, as follows:

“(a) Limitation. Subject to the provisions set forth below in this Section 4.1(a), at no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan exceed that number of shares of Stock that is equal to the sum of (i) 30,000,000 shares of Stock, plus (ii) that number of shares of Stock (not to exceed 11,010 shares of Stock in the aggregate) that, as of the Plan Effective Date, remain available for issuance or grant under the 2012 Plan pursuant to awards that may be granted under the 2012 Plan at any time after the Plan Effective Date, and plus (iii) that number of shares of Stock (not to exceed 1,370,210 shares of Stock in the aggregate) subject to stock options and/or other awards granted under the 2012 Plan that are outstanding on the Plan Effective Date and expire or terminate unexercised at any time after the Plan Effective Date. In no event shall the number of shares of Stock issued pursuant to or subject to outstanding Incentive Options exceed 31,381,220 shares of Stock.”

Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan and this Amendment shall be read and construed together as a single instrument.